Contact:	Investors: Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President Corporate Affairs (914) 789-2814 rkrawiec@progenics.com	Media: Aline Schimmel WeissComm Partners (212) 301-7218

PROGENICS PHARMACEUTICALS REPORTS
THIRD QUARTER 2007 RESULTS

Tarrytown, NY, November 8, 2007– Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced its results of operations for the third quarter and nine months ended September 30, 2007.

Revenues for the third quarter ended September 30, 2007 totaled $17.0 million compared to $17.8 million for the same quarter in 2006. For the first nine months of 2007, Progenics reported revenues of $60.1 million compared to $48.0 million for the comparable period in 2006. Revenues primarily reflect amounts earned by Progenics in its collaboration with Wyeth (NYSE: WYE) regarding methylnaltrexone, including reimbursement received by the Company for its research and development activities and recognition of revenue relating to Wyeth’s upfront payment to Progenics in December 2005 upon the commencement of the collaboration. In addition, Progenics earned revenues of $9.0 million in milestone payments from Wyeth during the second quarter of 2007, following regulatory filings for the subcutaneous formulation of methylnaltrexone in the United States and European Union. Revenues also reflect amounts earned under government grants and contracts.

The Company’s expenses for the three and nine months ended September 30, 2007 increased compared to the same periods in 2006, primarily due to an increase in research and development expenses resulting from increased activity in the Company’s research and development programs other than methylnaltrexone. The increase in expenses for those programs, a portion of which expenses are reimbursed by government grants and contracts, were primarily due to an increase in preclinical research and activities to prepare for clinical trials. Research and development expenses also increased due to increased clinical trial activity related to methylnaltrexone under Progenics’ collaboration with Wyeth. Wyeth is reimbursing all of the Company’s development expenses for methylnaltrexone. Salary expense, including amounts of non-cash stock-based compensation, increased during the three and nine months ended September 30, 2007 due to increases in both research and development and general and administrative headcount. General and administrative expenses also increased due to an increase in consulting and professional fees.

The Company’s expenses were $34.4 million for the three months ended September 30, 2007 compared to $22.7 million for the same period in 2006, and $93.9 million for the nine months ended September 30, 2007 compared to $73.7 million for the same period in 2006.  The $73.7 million for expenses during the nine months ended September 30, 2006 included a one-time research and development expense of $13.2 million during the second quarter of 2006 for Progenics’ purchase of Cytogen Corporation’s 50% interest in PSMA Development Company LLC. Research and development expenses for the three months ended September 30, 2007 and 2006 increased to $24.2 million from $15.8 million, respectively, and for the nine months ended September 30, 2007 and 2006 increased to $70.0 million from $56.3 million, respectively. The $56.3 million for expenses during the nine months ended September 30, 2006 included the one-time research and development expense of $13.2 million noted above. General and administrative expenses for the three months ended September 30, 2007 and 2006 increased to $9.3 million from $6.6 million, respectively, and for the nine months ended September 30, 2007 and 2006 increased to $21.7 million from $16.1 million, respectively.

In connection with its collaboration with Wyeth, Progenics recognized revenues of $14.5 million and $14.5 million for the third quarters of 2007 and 2006, respectively; consisting of $3.2 million and $5.1 million, respectively, related to the $60 million upfront payment received by Progenics upon commencement of the collaboration, and $11.3 million and $9.4 million, respectively, for reimbursement of Progenics’ development expenses related to methylnaltrexone. For the first nine months of 2007 and 2006, Progenics recognized revenues from the Wyeth collaboration of $52.9 million and $40.1 million, respectively; $13.1 million and $14.5 million, respectively, from the upfront payment, $30.8 million and $25.6 million, respectively, as reimbursement of its development expenses and $9.0 million in the first nine months of 2007 in connection with achievement of development milestones, as noted above. The decline in the amount of revenue recognized from the upfront payment in the third quarter of 2007 relative to the amounts that had been recognized in prior fiscal quarters was due to an increase in the estimate of both the Company’s total remaining effort to complete its development obligations based upon a expanded development budget approved by both Progenics and Wyeth and the period over which those obligations will extend.

Reimbursement of expenses for the Company’s other research and development programs through government grants and contracts was $2.5 million and $3.3 million for the three months ended September 30, 2007 and 2006, respectively, and $7.1 million and $7.8 million for the nine months ended September 30, 2007 and 2006, respectively.

The net loss for the third quarter of 2007 was $15.6 million, compared to a net loss of $2.9 million for the same period in 2006. The net loss per share for the third quarter of 2007 was $(0.58) basic and diluted, compared to a net loss per share of $(0.11), basic and diluted, for the same period of 2006. The net loss for the first nine months of 2007 was $28.4 million, compared to a net loss of $19.9 million for the same period in 2006, which includes the one-time $13.2 million expense related to the PSMA Development Company LLC acquisition. The net loss per share for the first nine months of 2007 was $(1.07), basic and diluted, compared to a net loss per share of $(0.78), basic and diluted, for the same period of 2006.

During the third quarter of 2007, the Company sold 2.6 million shares of its common stock in a public offering and received $57.1 million, net of underwriter commissions and discounts and other offering expenses. Including these proceeds, the Company ended the third quarter of 2007 with cash, cash equivalents and marketable securities of $183.6 million compared to $149.1 million at December 31, 2006.

Third Quarter and Recent Highlights

“This past quarter we and our collaborator, Wyeth, significantly advanced the methylanltrexone platform, initiating a total of five new clinical trials for the subcutaneous, oral and intravenous forms of methylnaltrexone” said Paul J. Maddon, M.D., Ph.D., Progenics’ Founder, Chief Executive Officer and Chief Science Officer. “We are preparing to initiate phase 2 clinical studies of our HIV therapeutic PRO 140 and phase 1 trials of our prostate cancer antibody drug conjugate and therapeutic prostate cancer vaccines.  An FDA decision regarding our New Drug Application for subcutaneous methylnaltrexone for the treatment of opioid-induced constipation in patients receiving palliative care is scheduled for January 30, 2008.”

Methylnaltrexone

■	With our collaborator, Wyeth, initiated five methylnaltrexone trials:

o	A global phase 3 trial of subcutaneous methylnaltrexone for the treatment of opioid-induced constipation (OIC) in patients receiving opioids for chronic pain;

o	A phase 2 trial of subcutaneous methylnaltrexone in OIC patients rehabilitating from an orthopedic surgical procedure;

o	A global phase 3 trial of intravenous methylnaltrexone for managing post-operative ileus (POI) following abdominal wall hernia repair; and

o	Two phase 2 trials of oral methylnaltrexone for the treatment of OIC in patients receiving opioids for chronic pain.

■	Announced positive preliminary results from a phase 1 clinical trial of a new oral formulation of methylnaltrexone.

■
Announced that Progenics and Wyeth reached target enrollment for the first of two global phase 3 studies of intravenous methylnaltrexone for the management of POI following segmental colectomy, and are on track to complete patient enrollment in the second phase 3 study in the fourth quarter, with a New Drug Application submission planned in mid-2008.

■
Submitted marketing applications for subcutaneous methylnaltrexone to the Australian Therapeutic Goods Administration, as well as Health Canada for the treatment of OIC in patients receiving palliative care.  The Canadian application was granted priority review status.

PRO 140

■
At the International AIDS Society (IAS) meeting and the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), presented positive phase 1b clinical results for a single dose of an intravenous form of PRO 140 that demonstrated significant and prolonged viral load reduction in HIV-infected individuals.

■	Also at the IAS meeting, presented positive preclinical findings for a subcutaneous form of PRO 140 that the Company plans to advance into clinical trials.

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology as well as the treatment of Human Immunodeficiency Virus (HIV) infection and cancer. The Company, in collaboration with Wyeth, is developing methylnaltrexone for the treatment of opioid-induced side effects, including constipation (oral and subcutaneous formulations) and post-operative ileus (intravenous formulation). In March 2007, the Company submitted a New Drug Application to the U.S. Food and Drug Administration (FDA) for the subcutaneous formulation of methylnaltrexone for patients experiencing opioid-induced constipation while receiving palliative care, followed in May 2007 by Wyeth's submission of a Marketing Authorization Application (MAA) in Europe to the European Medicines Agency (EMEA). The Prescription Drug User Fee Act (PDUFA) date for the subcutaneous methylnaltrexone New Drug Application (NDA) is January 30, 2008.  In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV entry co-receptor CCR5, which has completed phase 1b clinical studies with positive results. The Company is developing innovative therapies for prostate cancer, including a human monoclonal antibody to prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing therapeutic vaccines designed to stimulate an immune response to PSMA.

 (Financial Tables Follow)

PROGENICS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	Three Months Ended		Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Revenues:
Contract research and development from collaborator	$14,540	$14,527	$52,987	$40,060
Research grants and contracts	2,471	3,316	7,077	7,842
Product sales	7	5	48	70
Total revenues	17,018	17,848	60,112	47,972

Expenses:
Research and development	24,247	15,751	69,999	56,288
General and administrative	9,275	6,610	21,746	16,138
Loss in joint venture				121
Depreciation and amortization	845	381	2,144	1,106
Total expenses	34,367	22,742	93,889	73,653

Operating loss	(17,349)	(4,894)	(33,777)	(25,681)

Other income:
Interest income	1,749	1,959	5,361	5,775

Net loss	$(15,600)	$(2,935)	$(28,416)	$(19,906)

Net loss per share - basic and diluted	$(0.58)	$(0.11)	$(1.07)	$(0.78)
Weighted average shares outstanding	26,976	25,783	26,639	25,570

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	September 30, 2007	December 31, 2006

Cash, cash equivalents and marketable securities	$183,579	$149,100
Accounts receivable	2,204	1,699
Fixed assets, net	13,602	11,387
Other assets	3,104	3,725
Total assets	$202,489	$165,911

Liabilities	$44,863	$55,065
Stockholders’ equity	157,626	110,846
Total liabilities and stockholders’ equity	$202,489	$165,911

PROGENICS DISCLOSURE NOTICE: The information contained in this document is current as of November 8, 2007. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words “anticipates,” "plans," "expects" and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics is available at http://www.progenics.com